Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated August 28, 2026 on the financial statements and financial highlights of the AAM/HIMCO Short Duration Fund and AAM/Insight Select Income Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 26, 2026